SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                            FORM 8-K


                       CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


           Date of Report (Date of earliest event reported)
                            January 30, 1998


                       OHSL FINANCIAL CORP.

       (Exact name of Registrant as specified in its Charter)

Delaware                      0-20886            31-1362390
(State or other jurisdiction (Commission         (IRS Employer
of incorporation)             File No.)      Identification
Number)


5889 Bridgetown Road, Cincinnati, Ohio               45348-3199
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code: (513) 574-3322


                                 N/A
(Former name or former address, if changed since last report)


Item 5.  Other Events

On January 30, 1998, the Registrant issued a press release reporting that its earnings for the twelve months ended 12/31/97 totaled $2,007,000, and that its earnings per share for the same period totaled $1.67.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press release, dated January 30, 1998.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      OHSL FINANCIAL CORP.



Date: February 2, 1998       By: _________________________
                                      Kenneth L. Hanauer
                                      President and Chief
                                      Executive Officer


                        EXHIBIT 99.1
Headline: OHSL FINANCIAL ANNOUNCES RECORD EARNINGS FOR 1997
          -------------------------------------------

Text:

Cincinnati, Ohio, January 30, 1998 -OHSL Financial Corp. (NASDAQ:
OHSL), the parent company of Oak Hills Savings and Loan Company, F.A., announced today that its earnings for the twelve months ended December 31, 1997 totaled $2,007,000. This amount compares to 1996 earnings of $1,234,000, and is an increase of $663,000 or 62.6%. Net interest income for 1997 totaled $7,127,000 compared to $6,918,000 for calendar 1996, an increase of $209,000 or 3.0%.
Noninterest income for 1997 totaled $515,000 compared to $376,000, an increase of $139,000 or 37.0%. Noninterest expenses for 1997 totaled $4,580,000 compared to $5,401,000 for 1996, a decrease of $821,000 or 15.2%.

Basic earnings per share for the twelve months ended December 31, 1997 totaled $1.67 versus $1.01 per share for calendar 1996. Book value per share at December 31, 1997 totaled $21.60 compared to $20.90 at December 31, 1996.

Kenneth L. Hanauer, President and Chief Executive Officer of OHSL Financial Corp., commented: "We are happy to have reached the two million dollar plateau in after-tax earnings. Our consistent earnings per share and book value growth reflect our Board's goal to provide shareholders with an investment that can be relied upon to produce a quality total return. At the thrift level, we continue to roll out new lending and savings products that meet the needs of our community. Our commitment to the future will be enhanced by the integration of today's technology in our Company. We believe that the application of technology truly levels the playing field for us to competitively strive in the marketplace for customers seeking the services of financial institutions. We continue to enhance our delivery systems, stressing efficiency."

"While 1998 could continue the compaction of the yield curve and cause pressure on our net interest margin, our focus has been shifted to non-interest income enhancement. Our 1997 efforts reflect some of our actions in this area."

OHSL's subsidiary, Oak Hills Savings and Loan Company, F.A., offers traditional community bank services to its individual and business customers through its five offices located in western Hamilton County, Ohio, as well as mutual funds, annuity products and financial planning services through its affiliation with Cox Financial Corporation.

Contact:  Patrick J. Condren, CFO of OHSL Financial Corp. at (513)
574-3322.

         OHSL FINANCIAL CORP.
             (unaudited)
                                          Year ended December 31:

CONSOLIDATED RESULTS OF OPERATIONS           1997        1996
                                             (000)       (000)
Interest income                             17612        16207
Interest expense                            10485        9289
   Net interest income                       7127        6918
Provision for loan losses                      32           9
   Net interest income after provision       7095        6909
Noninterest income                            515         376
Noninterest expense                          4580        5401
   Net income before tax provision           3030        1884
Provision for income taxes                   1023         650
   Net income                                2007        1234

BASIC EARNINGS PER SHARE                    $1.67       $1.01

EARNINGS PER SHARE, ASSUMING FULL DILUTION  $1.62       $0.98

BOOK VALUE PER SHARE (END OF PERIOD)       $21.60      $20.90

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

                                        Dec. 31      Dec. 31
                                         1997        1996

(000)        (000)
Cash and cash equivalents               16224         8373
Investments - held to maturity          33854        29162
Investments - available for sale        10774        13969
Loans receivable                       172498       158457
Other assets                             5555         5707
                                         ----         ----
Total assets                           238905       215668

Deposits                               184690       169486
Advances from Federal Home Loan Bank    26570        19116
Other liabilities                        1613         1870
                                         ----         ----
Total liabilities                      212873       190472

Stockholders' equity                    26032        25196
                                        -----        -----
Total liabilities and equity           238905       215668
                                       ======       ======

CONTACT:  Kenneth L. Hanauer, CEO or Patrick J. Condren, CFO of
OHSL Financial Corp. at (513) 574-3322